Exhibit 5.1

SLM CORPORATION

12061 BLUEMONT WAY

RESTON, VIRGINIA 20190

CAROL RAKATANSKY

VICE PRESIDENT AND CORPORATE SECRETARY

(703) 984-5405

May 22, 2009

SLM Corporation Board of Directors

12061 Bluemont Way

Reston, VA 20190

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and Corporate Secretary of SLM Corporation, a Delaware corporation (the “Corporation”). The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, (a) 1,000,000 shares of the Company’s Common Stock, par value $.20 per share (“Common Stock”), to be issued under the SLM Corporation Directors Equity Plan; and (b) shares of Common Stock to be issued under the SLM Corporation 2009-2012 Incentive Plan, consisting of (i) 10,000,000 shares of Common Stock and (ii) any shares of Common Stock authorized to be issued under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan (the “Prior Plans”) that are not actually issued under the Prior Plans by reason of cancellation, forfeiture or net-settlement of awards. The shares registered (the “Shares”) may be offered and sold under the SLM Corporation Directors Equity Plan and the SLM Corporation 2009-2012 Incentive Plan (the “Plans”).

As Vice President and Corporate Secretary for the Corporation, I am familiar with its Certificate of Incorporation, as amended, and Bylaws, as amended. I have examined the Plans and the Registration Statement.

I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

Based upon my examination mentioned above, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the

SLM Corporation Board of Directors

May 22, 2009

Shares pursuant to the Plans and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

This letter expresses my opinion as to the provisions of the Delaware General Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or “Blue Sky” laws of Delaware or any other jurisdiction or to federal securities laws or to other laws.

I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ Carol Rakatansky
Carol Rakatansky
Vice President and Corporate Secretary